Exhibit 99.1


                                    CHAPARRAL
                            CHAPARRAL RESOURCES, INC.
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NEWS RELEASE

                                                     ***For Immediate Release***

                                                        For further information:
                                                                        Jan Moir
                                                                    866-559-3822
                                                                   jan@chfir.com


                   CHAPARRAL RESOURCES AND LUKOIL ENTER INTO A
                   -------------------------------------------
                          DEFINITIVE AGREEMENT TO MERGE
                          -----------------------------

White Plains, New York, March 13, 2006 - Chaparral Resources, Inc. (OTCBB:
CHAR), an exploration and development company operating in Kazakhstan, today announced that it has entered into a definitive agreement with LUKOIL Overseas Holding Ltd. ("Lukoil") dated March 13, 2006 to effect a merger into a wholly owned subsidiary of Lukoil. On the effective date of this merger, all issued and outstanding common stock of Chaparral will be exchanged for $5.80 per share in cash, resulting in a payment to minority shareholders of approximately $88.646 million.

The transaction is subject to the approval of a meeting of stockholders expected to be held in May 2006. At this meeting the approval of 50% of the outstanding shares will be required to vote in favour of the merger for it to become effective. Closing is subject to certain other conditions including the receipt of all regulatory approvals and consents.

The merger agreement contains customary provisions prohibiting Chaparral from soliciting any other acquisition proposals but allows the Board of Directors to recommend a superior proposal if it is required to do so to avoid breaching its fiduciary duties and upon payment of a termination fee of $2.5 million plus costs, subject to a maximum amount of $3 million.

A Special Committee of the Board of Directors has been negotiated the terms of the agreement with Lukoil. The Special Committee has retained independent counsel and received a fairness opinion from its independent financial advisor, Petrie Parkman & Co., Inc. The financial advisor to the Special Committee has advised the offer to shareholders of Chaparral is fair, from a financial point of view.

Subject to stockholder approval and satisfaction of conditions precedent to the merger agreement, the proposed transaction is expected to complete in June 2006.

For further information, please
-------------------------------
contact:
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Boris Zilbermints, CEO                        Tel: +7 3172 591 100
Chaparral Resources, Inc.

Chaparral Resources, Inc.                                                 Page 2
March 13, 2006


Charles Talbot, CFO                           Tel: +44 20 7495 8908
Chaparral Resources, Inc.
Investor Relations
Jan Moir, Vice President                      Tel: +1 416-868-1079
CHF Investor Relations                        Fax: +1 416-868-6198
                                              jan@chfir.com
                                              -------------




Notes:

Chaparral Resources, Inc. is an independent oil and gas exploration and development company. It has a total net 60% interest in ZAO Karakudukmunay ("KKM") that holds a governmental licence to develop the Karakuduk field in western Kazakhstan.



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